Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS NET INCOME OF $1.2 MILLION, OR $0.02 PER DILUTED SHARE FOR THE FOURTH QUARTER AND $10.6 MILLION, OR $0.21 PER DILUTED SHARE FOR 2014

Relationship with Blackstone’s GSO Capital and Franklin Square helps drive strong growth in managed assets as the Company closes new credit fund and begins deploying capital from recent strategic investment

•	Strategic Relationship – Closed a new $400 million managed credit fund with an anchor investment from funds sponsored by Franklin Square Capital Partners (“Franklin Square”) and sub-advised by Blackstone’s GSO Capital (“GSO”) and completed the initial closing of their strategic investment in the Company.

•	New Loan Volume – Originated new loan volume of $775 million in the fourth quarter and $1.8 billion for the full year, up 89% from the prior quarter and 38% from 2013.

•	Growth – Increased total assets under management by 30% from the prior quarter and $1.0 billion from the prior year to approximately $3.8 billion. Total assets held by managed funds reached approximately $1 billion at year end.

•	Asset Quality – Asset quality improved in the fourth quarter as NPAs decreased as a percentage of total loans, but remained stable in dollar terms. Strategy to underweight energy sectors limited exposure to approximately 1% of portfolio at year-end.

•	Credit Costs – Provision for credit losses increased by $1.9 million from the prior quarter due primarily to the impact of net loan growth. Provision expense for the year was up $17.4 million from the prior year due primarily to specific charges recognized in connection with the resolution of legacy loans in the second quarter and strong growth in the second half of the year.

•	Net Interest Margin – Margin narrowed to 2.90% for the fourth quarter from 3.24% in the prior quarter, and 3.17% for 2014, down from 3.90% for the prior year due primarily to increased leverage and higher cost of funds.

•	Operating Expenses – Expenses in the fourth quarter decreased by 2% from the prior quarter to approximately 1.65% of average assets, while full year expenses in 2014 decreased $3.9 million, or 8%, from the prior year.

•	Stockholders Equity – Increased book value per share to $13.75 at year-end, up 8.6% or $1.09 from the end of 2013 and returned $34.6 million of capital to stockholders in 2014, or $0.74 per outstanding share, through share repurchase programs.

Boston, February 11, 2015 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, specialized commercial finance company, today reported net income of $1.2 million, or $0.02 per diluted share for the fourth quarter of 2014. These results compare to net income of $5.0 million, or $0.10 per diluted share in the third quarter of 2014 and consolidated net income of $6.4 million, or $0.12 per diluted share in the fourth quarter of 2013. Operating income before income taxes was $2.2 million for the fourth quarter of 2014 compared to $8.5 million for the third quarter of 2014 and $9.4 million in the fourth quarter of 2013.

The company also reported that consolidated net income for 2014 was $10.6 million, or $0.21 per diluted share, compared to $24.6 million or $0.46 per diluted share in 2013.

Tim Conway, NewStar’s Chairman and Chief Executive Officer commented on the Company’s quarterly results: “In the fourth quarter, we marked several important milestones in the company’s history as we continued to make progress on key strategies to improve stockholder returns. We announced a transformational strategic relationship with world class partners and have already begun to see benefits. We nearly doubled origination volume and increased assets under management by 30% to $3.8 billion in the quarter. Importantly, we also continued to differentiate our credit performance with a disciplined credit strategy that significantly under-weighted exposure to energy sectors and is expected to provide appropriate balance to our growth objectives. We also returned $35 million of capital to shareholders through stock repurchases in 2014 and increased book value per share materially. With significant momentum carrying into 2015, we believe that we now have a clear pathway to reach pre-tax return on equity targets. Through a combination of operating leverage resulting from anticipated growth and further use of debt to prudently leverage the balance sheet, we believe that the strategic investment from Franklin Square and GSO will be accretive to returns in the fourth quarter of 2015 and that anticipated earnings growth will generate pre-tax returns on equity in the mid-teens by the second half of 2016.”

Managed and Owned Loan Portfolios

•	Total new funded loan volume was approximately $775 million in the fourth quarter, up from $409 million in the prior quarter and $549 million in the fourth quarter of the prior year (including a $218 million portfolio purchase). Higher volumes were driven partly by demand for acquisition financing derived from new middle market LBO activity and co-lending activity through our strategic relationships combined with our emphasis on providing larger credit commitments. The Company’s asset-based lending and equipment finance platforms also continued to make meaningful contributions to volumes.

•	Loan volume was approximately $1.8 billion for the full year, up 38% from $1.3 billion in 2013.

•	Average yields on new loans and leases in the fourth quarter were 6.16%, up from 5.81% in the prior quarter.

•	Loans outstanding increased approximately 20% from the prior quarter and the fourth quarter of 2013, excluding loans in the Arlington Fund at December 31, 2013. Growth was driven primarily by strong new loan volume in 2014, particularly in the fourth quarter as pre-payments slowed.

•	The Leveraged Finance loan portfolio increased by $372 million during the fourth quarter to more than $2.1 billion, while asset-based loans in our Business Credit portfolio increased 27% to $287 million, and loans and leases in our Equipment Finance portfolio increased 28% to almost $100 million.

•	Assets managed for third party institutional investors increased to nearly $1 billion at December 31, 2014 from approximately $450 million at September 30, 2014 due primarily to the launch of a new $400 million credit fund, which will co-invest in new loans originated by the Company. In connection with the launch of our strategic relationship, funds sponsored by Franklin Square Capital Partners and sub-advised by GSO Capital participated among a group of investors in the Company’s new credit fund.

•	Asset-based loan origination was approximately $39 million and new equipment finance loans and leases totaled approximately $25 million in the fourth quarter of 2014, or 14% of new loan volume retained on the balance sheet. The combined volume of $64 million in the fourth quarter was up 53% from the prior quarter.

•	The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of December 31, 2014, no outstanding borrowings by a single obligor represented more than 1.4% of total loans outstanding, and the ten largest obligors comprised approximately 10.2% of the loan portfolio.

Net Interest Income / Margin

•	Despite a 5% increase in interest income in the fourth quarter, net interest income decreased to $18.5 million from $19.6 million in the third quarter of 2014 due to a combination of higher leverage and increasing cost of funds due partly to the issuance of new subordinated notes. For 2014, interest income increased approximately 6% due to loan growth, but net interest income fell to $79.5 million from $86.8 million in 2013 as the increase in interest income was more than offset by higher interest expense, which reflected the continuing amortization of low-cost CLO notes issued in 2006 and 2007 and the issuance of new, higher cost debt in 2014.

•	The portfolio yield decreased to 5.97% in the fourth quarter of 2014 compared to 6.13% in the prior quarter and 6.37% in the fourth quarter of 2013. The portfolio yield for 2014 was 6.09% down from 6.68% in 2013. The change reflected the impact of lower yields on new loan volume in the first three quarters of 2014.

•	Net interest margin narrowed to 2.90% for the fourth quarter of 2014 compared to 3.24% for prior quarter as interest expense increased $2.8 million from the third quarter due to the issuance of the subordinated notes and increased borrowings under credit facilities. The margin was 3.17% for the year, down from 3.90% in 2013 due to higher debt levels and increased cost of funds.

Non-Interest Income

•	Non-interest income (loss) was $(0.3) million for the fourth quarter of 2014, down from $3.3 million for the third quarter of 2014 and $3.8 million for the fourth quarter of 2013. The change from the third quarter was due primarily to a loss of $0.7 million recognized on the transfer of certain loans to a new credit fund and an unrealized loss of $0.9 on loans referenced by a total return swap (“TRS”) managed by the Company, as well as adjustments totaling $0.2 million upon resolution of an OREO property that was sold during the fourth quarter.

•	Non-interest income for the full year was $11.2 million, down from $13.6 million for 2013 due primarily to the items in the fourth quarter described above, as well as, lower asset management and loan structuring/amendment fees, which were partially offset by gains on the sale of equity interests in 2014.

•	Other non-interest income in the fourth quarter of 2014 was centered in $0.5 million of unused fees on revolving credit commitments, $0.1 million of amendment and exit fees, and $0.2 million of other asset-based lending fees generated by Business Credit. It also included approximately $0.2 million of revenue related to the remaining OREO currently being managed by the Company, which was offset by related OREO costs included in general and administrative expenses.

Credit Performance

•	Although the provision expense increased somewhat in the fourth quarter due primarily to loan growth, credit costs remained within expected ranges and at levels we believe are consistent with the current stage of the business cycle. The Company has been largely insulated from the recent collapse of oil commodity prices and has under-weighted energy sectors as part of its credit strategy. Loans to companies in energy sectors, as a result, were limited to 1% of total loans as of year-end.

•	Total credit costs in the fourth quarter of 2014 increased by $1.9 million to $5.3 million from $3.4 million in the prior quarter primarily due to an increase in the general allowance for credit losses driven by loan growth and a $0.6 million increase in specific provision.

•	Total specific provision expense in the fourth quarter was approximately $2.4 million, up from $1.8 million in the prior quarter.

•	The allowance for credit losses was $43.7 million, or 1.84% of consolidated loans and approximately 50% of NPLs, at December 31, 2014, compared to $41.9 million, or 1.99% of loans and approximately 54% of NPLs, at September 30, 2014. The change in the ratio was driven by a combination of charge-offs recognized during the year, net loan growth and an increase in loans held for sale (which are reported at fair value).

•	Non-performing assets were consistent at $91.0 million, but decreased to 3.84% as a percentage of loans at December 31, 2014 compared to $90.0 million or 4.25% of loans at the end of the prior period.

•	At December 31, 2014, loans with an aggregate outstanding balance of $87.8 million (net of charge-offs), or 3.70% of loans, were on non-accrual status compared to loans with an aggregate outstanding balance of $77.1 million (net of charge-offs), or 3.67% of consolidated loans at September 30, 2014.

Expenses

•	Operating expenses decreased approximately 2% to $10.8 million in the fourth quarter of 2014 as compared to the third quarter and were down 8%, or approximately $4 million, for the full year compared to 2013. The full year change was due primarily to a decrease of $2.3 million in compensation related expenses and a $1.5 million reduction in administrative expenses related to OREO properties. Operating expenses were approximately 1.65% of average assets in the fourth quarter of 2014.

•	Excluding non-cash equity compensation[1], operating expenses were $10.0 million in the fourth quarter, or 1.54% of average assets on an annualized basis, compared to $10.4 million in the prior quarter.

•	The Company had 98 full-time employees at December 31, 2014 and September 30, 2014.

[1]	Operating expenses excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Financial Measures” at the end of this press release and page 13 for reconciliation of non-GAAP to GAAP measurements.

Income Taxes

•	Deferred income taxes increased to $28.1 million as of December 31, 2014 compared to $25.4 million as of September 30, 2014 due primarily to the increase in our allowance for credit losses.

•	Approximately $23.9 million and $10.0 million of the net deferred tax asset as of December 31, 2014 were related to our allowance for credit losses and equity compensation, respectively, which was partially offset by deferred tax liabilities related to the lease portfolio.

Funding and Capital

•	Total cash and equivalents as of December 31, 2014 were $128.4 million, of which $33.0 million was unrestricted. Unrestricted cash decreased from approximately $111.6 million at September 30, 2014 due primarily to the use of cash to fund new loan origination and the timing of cash distributions from CLO trusts. Restricted cash decreased to approximately $95.4 million at December 31, 2014 from approximately $131.8 million as of September 30, 2014 due primarily to timing differences in settlement dates of CLO trusts and other non-recourse, secured financing arrangements.

•	Advances under credit facilities increased by approximately $203 million during the fourth quarter due primarily to increases in new loan origination volume.

•	Corporate debt increased by approximately $157 million through the issuance of $200 million of subordinated notes as part of a strategic relationship with Blackstone’s GSO Capital and Franklin Square Partners.

•	Completed Clarendon Fund CLO, a $400 million middle market CLO, anchored by an investment from funds sponsored by Franklin Square Partners and sub-advised by Blackstone’s GSO Capital in January 2015. This was the Company’s tenth CLO issuance and was structured to comply with new risk retention requirements.

•	Increased a warehouse credit facility used to finance leveraged finance loans by $100 million to $375 million in January 2015.

•	Term debt decreased by approximately $32 million to just under $1.2 billion at December 31, 2014 due primarily to the repayment of CLO notes from principal collections on loans held in amortizing CLO trusts.

•	Total debt increased by approximately $327.6 million to $2,133.5 million at December 31, 2014, which led to an increase in balance sheet leverage to 3.3x from 3.0x at September 30, 2014. The increase was due primarily to higher advances under the credit facilities with Wells Fargo and DZ Bank, and the issuance of the subordinated notes.

Equity

•	Book value per share increased $1.02 to $13.75 at the end of the fourth quarter of 2014, up from $12.73 at the end of the prior quarter due primarily to warrants issued in connection with the subordinated notes. Book value per share increased 8.6% from the end of last year and has increased at a compound annual rate of approximately 5% over the last five years.

•	The company purchased 1.2 million shares of its common stock in the fourth quarter for an aggregate purchase price of $12.9 million, consisting of $2.7 million of shares purchased under the stock repurchase program authorized in August 2014 and an additional $10.2 million of its common stock through a privately negotiated transaction with an unaffiliated third party.

•	The Company returned approximately $34.6 million of capital to stockholders in 2014, or $0.74 per outstanding share as of year-end, through share repurchases.

•	Average diluted shares outstanding were 50.5 million shares for the quarter, and total outstanding shares at December 31, 2014 were 46.6 million, down from 47.8 million at September 30, 2014.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through February 18, 2015 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 74902695. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of corporate debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. NewStar originates loans and leases directly through specialized lending platforms staffed by teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company also manages a series of credit funds that offer co-investment opportunities in middle market loans to institutional investors. NewStar provides credit commitments of up to $50 million and will selectively underwrite or arrange larger transactions through a strategic relationship with GSO Capital and funds sponsored by Franklin Square Capital Partners, or for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien, CT, Los Angeles CA, New York, NY, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2558	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
rbrown@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, including expectations regarding expected growth and benefits from the strategic relationship with GSO and Franklin Square. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2013 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC on or before March 16, 2014 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on page 13 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	December 31, 2014	September 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$33,033	$111,611	$43,401
Restricted cash	95,411	131,805	167,920
Cash collateral on deposit with custodian	38,975	—	—
Investments in debt securities, available-for-sale	46,881	21,023	22,198
Loans held-for-sale, net	200,569	46,863	14,831
Loans and leases, net	2,305,896	2,045,338	2,095,250
Deferred financing costs, net	26,514	21,207	21,386
Interest receivable	7,477	5,236	7,415
Property and equipment, net	660	698	833
Deferred income taxes, net	28,078	25,427	30,238
Income tax receivable	3,388	5,216	2,007
Other assets	24,127	32,530	24,983

Subtotal	2,811,009	2,446,954	2,430,462
Assets of Consolidated Variable Interest Entity (VIE):
Restricted cash			1,950
Loans, net			171,427
Deferred financing costs, net			997
Interest receivable			1,079
Other assets			946

Total assets of Consolidated VIE			176,399

Total assets	$2,811,009	$2,446,954	$2,606,861

Liabilities:
Credit facilities	$487,768	$284,348	$332,158
Term debt securitizations	1,193,187	1,225,653	1,212,374
Corporate debt	238,500	238,500	200,000
Subordinated notes	156,831	—	—
Repurchase agreements	57,227	57,371	67,954
Accrued interest payable	6,576	7,426	6,333
Other liabilities	29,923	25,562	20,211

Subtotal	2,170,012	1,838,860	1,839,030
Liabilities of Consolidated VIE:
Credit facilities			120,344
Accrued interest payable - credit facilities			434
Subordinated debt - Fund membership interest			30,000
Accrued interest payable - Fund membership interest			843

Total liabilities of Consolidated VIE:			151,621

Total liabilities	2,170,012	1,838,860	1,990,651

NewStar Financial, Inc. stockholders’ equity	640,997	608,094	615,552
Retained earnings of Consolidated VIE			658

Total stockholders’ equity	640,997	608,094	616,210

Total liabilities and stockholders’ equity	$2,811,009	$2,446,954	$2,606,861

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	December 31, 2014	September 30, 2014	December 31, 2013
Net interest income:
Interest income	$35,601	$33,907	$32,283
Interest expense	17,102	14,304	12,173

Net interest income	18,499	19,603	20,110
Provision for credit losses	5,280	3,369	2,309

Net interest income after provision for credit losses	13,219	16,234	17,801

Non-interest income (loss):
Fee income	495	740	1,079
Asset management income	511	488	511
Loss on derivatives	(12)	(10)	(12)
Loss on sale of loans	(41)	(23)	—
Other income (loss)	(1,212)	2,066	2,239

Total non-interest income (loss)	(259)	3,261	3,817
Operating expenses:
Compensation and benefits	7,100	7,721	7,652
General and administrative expenses	3,652	3,260	4,541

Total operating expenses	10,752	10,981	12,193

Operating income before income taxes	2,208	8,514	9,425
Results of Consolidated VIE
Interest income	—	—	2,430
Interest expense - credit facilities	—	—	853
Interest expense - Fund membership interest	—	—	571
Other income	—	—	17
Operating expenses	—	—	64

Net results from Consolidated VIE	—	—	959

Income before income taxes	2,208	8,514	10,384
Income tax expense	982	3,494	4,024

Net income	$1,226	$5,020	$6,360

Net income per share:
Basic	$0.03	$0.10	$0.13
Diluted	$0.02	$0.10	$0.12

Weighted average shares outstanding:
Basic	47,571,956	47,899,685	48,673,204
Diluted	50,527,250	50,803,293	53,016,813

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Year Ended December 31,
($ in thousands, except per share amounts)	2014	2013
Net interest income:
Interest income	$136,171	$127,684
Interest expense	57,775	42,971

Net interest income	78,396	84,713
Provision for credit losses	27,108	9,738

Net interest income after provision for credit losses	51,288	74,975

Non-interest income:
Fee income	2,467	3,670
Asset management income	1,054	2,482
Loss on derivatives	(39)	(143)
Gain (loss) on sale of loans	(230)	72
Other income	7,964	7,431

Total non-interest income	11,216	13,512
Operating expenses:
Compensation and benefits	30,383	32,672
General and administrative expenses	15,133	16,726

Total operating expenses	45,516	49,398

Operating income before income taxes	16,988	39,089
Results of Consolidated VIE
Interest income	5,268	5,321
Interest expense - credit facilities	2,865	1,879
Interest expense - Fund membership interest	1,292	1,353
Other income	229	51
Operating expenses	249	78

Net results from Consolidated VIE	1,091	2,062

Income before income taxes	18,079	41,151
Income tax expense	7,485	16,556

Net income	$10,594	$24,595

Net income per share:
Basic	$0.22	$0.51
Diluted	$0.21	$0.46

Weighted average shares outstanding:
Basic	48,266,731	48,157,319
Diluted	51,575,491	52,941,981

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
($ in thousands)	December 31, 2014	September 30, 2014	December 31, 2013
Performance Ratios:
Return on average assets	0.19%	0.82%	1.01%
Return on average equity	0.79	3.28	4.12
Net interest margin, before provision	2.90	3.24	3.41
Efficiency ratio	58.94	48.03	49.13
Portfolio yield	5.97	6.13	6.37

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more past due (at period end)	1.84%	1.07%	0.22%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	—	—	—
Non-accrual loan rate (at period end)	3.70	3.67	3.04
Non-performing asset rate (at period end)	3.84	4.25	3.60
Annualized net charge off rate (end of period loans)	0.59	0.11	0.15
Annualized net charge off rate (average period loans)	0.59	0.10	0.17
Allowance for credit losses ratio (at period end)	1.84	1.99	1.80

Capital and Leverage Ratios:
Equity to assets	22.80%	24.85%	23.64%
Debt to equity	3.32x	2.97x	3.18x
Book value per share	$13.75	$12.73	$12.66

Average Balances:
Loans and other debt products, gross	$2,365,225	$2,193,343	$2,160,762
Interest earning assets	2,531,808	2,398,564	2,457,831
Total assets	2,582,340	2,433,159	2,491,492
Interest bearing liabilities	1,919,677	1,794,368	1,838,145
Equity	616,440	607,686	613,007

Allowance for credit loss activity:
Balance as of beginning of period	$41,910	$39,099	$40,445
General provision for credit losses	2,850	1,586	464
Specific provision for credit losses	2,430	1,783	1,845
Net (charge offs) recoveries	(3,497)	(558)	(900)

Balance as of end of period	$43,693	$41,910	$41,854

Supplemental Data (at period end):
Investments in debt securities, gross	$53,098	$24,298	$25,298
Loans held-for-sale, gross	202,369	47,107	14,897
Loans held-for-investment, gross	2,370,255	2,103,858	2,325,144

Loans and investments in debt securities, gross	2,625,722	2,175,263	2,365,339
Unused lines of credit	311,556	303,643	326,231
Standby letters of credit	7,911	8,637	6,880

Total funding commitments	$2,945,189	$2,487,543	$2,698,450

Loans held-for-sale, gross	$202,369	$47,107	$14,897
Loans held-for-investment, gross	2,370,255	2,103,858	2,325,144

Total loans, gross	2,572,624	2,150,965	2,340,041
Deferred fees, net	(23,176)	(17,479)	(17,130)
Allowance for loan losses - general	(22,258)	(19,460)	(18,099)
Allowance for loan losses - specific	(20,725)	(21,825)	(23,304)

Total loans, net	$2,506,465	$2,092,201	$2,281,508

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Year Ended December 31,
($ in thousands)	2014	2013
Performance Ratios:
Return on average assets	0.42%	1.08%
Return on average equity	1.72	4.07
Net interest margin, before provision	3.17	3.90
Efficiency ratio	50.32	49.30
Portfolio yield	6.09	6.68

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	1.07	0.77
Annualized net charge off rate (average period loans)	1.10	0.91

Average Balances:
Loans and other debt products, gross	$2,320,186	$1,988,416
Interest earning assets	2,508,729	2,223,908
Total assets	2,543,967	2,275,309
Interest bearing liabilities	1,983,516	1,627,816
Equity	617,044	604,742

Allowance for credit loss activity:
Balance as of beginning of period	$41,854	$49,964
General provision for credit losses	4,942	(1,421)
Specific provision for credit losses	22,166	11,159
Net charge offs	(25,269)	(17,848)

Balance as of end of period	$43,693	$41,854

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
($ in thousands)	December 31, 2014	September 30, 2014	December 31, 2013
Performance Ratios:
Efficiency ratio	54.62	45.54	46.15

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$10,752	$10,981	$12,257
Less: non-cash equity compensation expense (2)	789	569	743

Adjusted operating expenses	$9,963	$10,412	$11,514

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Risk-adjusted revenue
Net interest income after provision for credit losses	$13,219	$16,234	$18,807
Non-interest income	(259)	3,261	3,834

Risk-adjusted revenue	$12,960	$19,495	$22,641

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Year Ended December 31,
($ in thousands)	2014	2013
Performance Ratios:
Efficiency ratio	47.47	45.06

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$45,765	$49,476
Less: non-cash equity compensation expense (2)	2,586	4,249

Adjusted operating expenses	$43,179	$45,227

	Year Ended December 31,
	2014	2013
Risk-adjusted revenue
Net interest income after provision for credit losses	$52,399	$77,064
Non-interest income	11,445	13,563

Risk-adjusted revenue	$63,844	$90,627

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	December 31, 2014		September 30, 2014		December 31, 2013

Portfolio Data:
First mortgage	$105,394	4.0%	$109,283	5.0%	$123,029	5.2%
Senior secured asset-based	385,882	14.7	303,627	14.0	239,314	10.1
Senior secured cash flow	2,044,126	77.9	1,704,025	78.3	1,948,965	82.4
Other	90,320	3.4	58,328	2.7	54,031	2.3

Total	$2,625,722	100.0%	$2,175,263	100.0%	$2,365,339	100.0%

Leveraged Finance	$2,136,744	81.4%	$1,764,604	81.1%	$2,005,325	84.8%
Business Credit	286,918	10.9	225,650	10.4	182,633	7.7
Real Estate	105,394	4.0	109,283	5.0	123,029	5.2
Equipment Finance	96,666	3.7	75,726	3.5	54,352	2.3

Total	$2,625,722	100.0%	$2,175,263	100.0%	$2,365,339	100.0%

Managed Loan Portfolio
NewStar Financial, Inc. Loan portfolio	$2,625,722		$2,175,263		$2,192,694
Loans owned by Arlington Program	383,834		337,326		—
Loans owned by Arlington Fund (1)	—		—		172,645
Loans owned by Clarendon Fund	236,703		—		—
Loans owned by TRS Fund	85,024		—		—
Loans owned by NewStar Credit Opportunities Fund	36,272		37,780		93,263

Total	$3,367,555		$2,550,369		$2,458,602

Managed Assets
NewStar Financial, Inc.	$2,811,009		$2,446,954		$2,430,462
Arlington Program	400,000		400,000		—
Arlington Fund (1)	—		—		172,645
Clarendon Fund	400,000		—		—
TRS Fund	110,575		—		—
NewStar Credit Opportunities Fund	39,047		39,986		168,225

Total	$3,760,631		$2,886,940		$2,771,332

(1)	Consolidated as a Variable Interest Entity for periods prior to June 26, 2014